Exhibit 99.1

Gastar Exploration Announces Best Well to Date

Belin #1 IPs at 41 MMcf/day

HOUSTON--(BUSINESS WIRE)--January 5, 2009--Gastar Exploration Ltd. (NYSE Alternext US:GST) and (TSX:YGA) today announced that it has successfully completed its best producing well to date, the Belin #1, which was completed in two lower Bossier zones. The well is flowing at a combined initial gross sales rate of 41.2 MMcf/day on a 20/64ths inch choke with approximately 10,300 psi of flowing casing pressure. Gastar owns a 52% working interest before payout (40% net revenue interest before payout) in the Belin #1.

“The Belin #1 is our best producer to date, and based on the high quality of the reservoir rock and the strong initial production rate, we expect it will also be our best well to date in the Hilltop area in terms of estimated recoverable reserves,” said J. Russell Porter, Gastar’s President and CEO.

“To put this well into perspective, our biggest producer prior to the Belin #1 was the Wildman #3, which IP’ed at 23 MMcf/day. Comparing it against the entire play, we believe the Belin #1 is among the top ten best wells reported by any producer in any area of the Bossier,” he added.

“The Belin #1 contains the highest porosity rock we have drilled to date, and we believe there is high-quality reservoir rock uphole from our initial lower completions that could allow us to maintain strong flow rates well into the future.”

In addition, Gastar is currently drilling a sidetrack to the LOR #7 and expects to reach total depth in approximately 5 to 10 days. Gastar has a 50% working interest before payout (37.5% net revenue interest before payout) in the LOR #7.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The NYSE Alternext US LLC and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, 713-739-1800
Chief Executive Officer
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com